Exhibit 99.(d)(1)


                         INVESTMENT MANAGEMENT AGREEMENT

                             THE LAZARD FUNDS, INC.
                              30 Rockefeller Plaza
                            New York, New York 10112

                                                                January 13, 2003


Lazard Asset Management LLC
30 Rockefeller Plaza
New York, New York 10112


Dear Sirs:

This will confirm the agreement between the undersigned (the "Fund"), acting on behalf of Lazard Equity Portfolio (the "Portfolio"), and you (the "Investment Manager") as follows:

         1. The Fund proposes to engage in the business of investing and reinvesting the assets of the Portfolio in the manner and in accordance with the investment objective and restrictions specified in its Articles of Incorporation (as amended or supplemented from time to time) and the Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Fund under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933, as amended (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Investment Manager. Any amendments to these documents shall be furnished to the Investment Manager promptly.

         2. The Fund employs the Investment Manager to manage the investing and reinvesting of the assets of the Portfolio as specified in paragraph 1 and to provide to the Portfolio the investment management services specified elsewhere in this agreement.

         3. (a) The Investment Manager shall, at its expense, (1) provide the Portfolio with office space, office facilities and personnel reasonably necessary for the Portfolio's operations, (ii) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this agreement, and (iii) provide the Portfolio with persons satisfactory to the Fund's Board of Directors to serve as directors, officers and employees of the Fund, including a president, one or more vice presidents, a secretary and a treasurer.

            (b) Except as provided in subparagraph (a), the Fund or the Portfolio shall be responsible for all of the expenses and liabilities incurred in connection with the Fund or the Portfolio, including compensation of directors of the Fund who are not affiliated with the Investment Manager or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of the Fund's independent auditors and legal counsel; trade association membership dues; fees and expenses of any administrator, custodian (including for keeping books and accounts and calculating the net asset value of shares of the Portfolio), transfer agent, registrar and dividend disbursing agent of the Fund; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of the Portfolio's capital stock; expenses of preparing, printing and mailing or otherwise delivering stock certificates, prospectuses, statements of additional information, stockholders' reports, notices, proxy statements and reports to regulatory agencies; the cost of office supplies; travel expenses of all officers, directors and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of stockholders' meetings; organizational expenses; and extraordinary expenses.


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         4. As Investment Manager of the Portfolio's assets, the Investment
Manager shall make investments for the Portfolio's account in accordance with the Investment Manager's best judgment and within the investment objective and restrictions set forth in the Fund's Articles of Incorporation, the Registration Statement, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended relating to regulated investment companies and policy decisions adopted by the Fund's Board of Directors from time to time. The Investment Manager shall advise the Fund's officers and Board of Directors, at such times as the Fund's Board of Directors may specify, of investments made for the Portfolio's account and shall, when requested by the Fund's officers or Board of Directors, supply the reasons for making such investments.

         5. The Investment Manager shall give the Portfolio the benefit of the Investment Manager's best judgment and efforts in rendering services under this agreement. As an inducement to the Investment Manager's undertaking to render these services, the Fund agrees that the Investment Manager shall not be liable under this agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this agreement shall be deemed to protect or purport to protect the Investment Manager against any liability to the Fund or its stockholders to which the Investment Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Investment Manager's duties under this agreement or by reason of the Investment Manager's reckless disregard of its obligations and duties hereunder.

         6. In consideration of the services to be rendered by the Investment Manager under this agreement, the Portfolio shall pay the Investment Manager a monthly fee on the first business day of each month, based upon the Portfolio's average daily net asset value (as determined on each business day at the time set forth in the Registration Statement at which the Portfolio's net asset value per share is determined) during the preceding month, at the annual rate of 0.75% of the average daily net assets of the Portfolio. If the fee payable to the Investment Manager pursuant to this paragraph 6 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Portfolio's net assets shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of shares of its capital stock. For purposes of this agreement, a "business day" is any day the New York Stock Exchange is open for trading.

         7. This Agreement shall continue in effect until December 31, 2002 and thereafter shall continue automatically for successive periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act) or by the Fund's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Fund's directors who are not "interested persons" (as defined in the 1940 Act) of the Fund. This agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Fund's entire Board of Directors on 60 days' written notice to the Investment Manager or by the Investment Manager on 60 days' written notice to the Fund. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         8. Upon the expiration or earlier termination of this agreement, the Portfolio shall, if so requested by the Investment Manager in writing, as promptly as practicable change its name so as to eliminate all references to "Lazard" or "Lazard Freres," and thereafter the Portfolio shall cease transacting business in any name using the words "Lazard" or "Lazard Freres" in any form or combination and shall not use the words "Lazard" or "Lazard Freres" or make any other reference to the Investment Manager or



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Lazard Freres & Co. LLC The foregoing rights of the Investment Manager and obligations of the Portfolio shall not deprive the Investment Manager, or any affiliate thereof which has "Lazard" or "Lazard Freres" in its name, of, but shall be in addition to, any other rights or remedies to which the Investment Manager and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Fund, and the failure or omission of the Investment Manager to request a change of the Portfolio's name or a cessation of the use of the name "Lazard" or "Lazard Freres" as described in this paragraph 8 shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach. The damage to the Investment Manager, or any affiliate thereof, which has "Lazard" or "Lazard Freres" in its name, by reason of any failure of the Portfolio after request to change its name and cease using the name "Lazard" or "Lazard Freres," would be irreparable and impossible of ascertainment in terms of money, and each of the Fund and the Portfolio consents and agrees that, consistent with the foregoing, in any such case an injunction may issue against it restraining the Portfolio from the further use of the name "Lazard" or "Lazard Freres."

         9. Except to the extent necessary to perform the Investment Manager's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or any affiliate of the Investment Manager, or any employee of the Investment Manager, including any employee who may also be a director, officer or employee of the Fund, to render similar services to other portfolios of the Fund, to engage in any other business, or to devote time and attention to the management or other aspects of any other business, whether a similar or dissimilar nature, or to render services of any kind to any corporation, firm, individual or association.

If the foregoing correctly sets forth the agreement between the Fund, on behalf of the Portfolio, and the Investment Manager, please so indicate by signing and returning to the Fund the enclosed copy hereof.

                                                   Very truly yours,


                                                   THE LAZARD FUNDS, INC.


                                                   By: /s/ Herbert Gullquist
                                                       ------------------------
                                                   Name:  Herbert Gullquist
                                                   Title: President

ACCEPTED:


LAZARD ASSET MANAGEMENT LLC

By: /s/ Norman Eig
   --------------------------
Name:  Norman Eig
Title: Managing Director









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